Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
AST BlackRock Global Strategies Portfolio - Core Active (PRU-AA-CAB) BlackRock Strategic Income Opportunities Portfolio (BR-SIP)
CoreAlpha Bond Master Portfolio  (MIP_CORA)
Master Total Return Portfolio of Master Bond LLC  (MF-BOND)
The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering Commencement:03-21-2013
Security Type:BND/CORP

IssuerSt. Jude Medical, Inc. (2023)
Selling Underwriter Merrill Lynch, Pierce, Fenner & Smith Incorporated Affiliated Underwriter(s)[X] PNC
[ ] Other:
List of Underwriter(s)Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, U.S. Bancorp Investments, Inc., Mitsubishi UFJ Securities (USA), Inc., RBS Securities Inc., BNP Paribas Securities Corp., J.P. Morgan Securities LLC, Mizuho Securities USA Inc., PNC Capital Markets LLC, SMBC Nikko Capital Markets Limited, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC


Transaction Details

Date of Purchase03-21-2013

Purchase Price/Share
(per share / % of par)$99.524
Total Commission, Spread or Profit0.650%

1. Aggregate Principal Amount Purchased (a+b)$53,200,000
a.  US Registered Funds
(Appendix attached with individual Fund/Client purchase)$12,430,000
b.  Other BlackRock Clients$40,770,000
2. Aggregate Principal Amount of Offering$900,000,000
Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)0.05911

Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see
Definitions):
[X] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities  [Issuer must have
3 years of continuous operations]
[ ] Eligible Foreign Offering  [Issuer must have 3 years of
 continuous operations]
[ ] Government Securities Offering


Timing and Price (check ONE or BOTH)

[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.


Firm Commitment Offering (check ONE)

[X] YES
[ ] NO The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)

[X] YES
[ ] NO No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:Dillip Behera Syndicate Team Member
Date:03-28-2013Global




Approved by:David Lim Syndicate Team Member
Date:03-28-2013Global